Exhibit 99.1

NEWS RELEASE

For additional information contact:

Justine Koenigsberg (investors)

Concert Pharmaceuticals, Inc.

(781) 674-5284

ir@concertpharma.com

Kathryn Morris (media)

The Yates Network

(845) 635-9828

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Reports Third Quarter 2014 Financial Results and Provides Update on CTP-354 Program

Conference Call Scheduled Today at 8:30 a.m. EST

Lexington, MA (November 12, 2014) — Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today reported financial results for the third quarter of 2014 and provided an update on its pipeline and CTP-354.

“We have achieved a number of important milestones so far this year with our diverse pipeline of clinical candidates and look forward to building on these results,” said Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals. “With our proprietary candidate CTP-354, based on new preliminary non-clinical results, we have made the decision to conduct additional non-clinical studies prior to advancing into Phase 2 testing. We are disappointed in the CTP-354 delay but we are working diligently to move the program forward.”

Recent Business Highlights

CTP-354 Program Update

Based upon preliminary findings from an ongoing three-month non-clinical study with CTP-354, the Company has today announced its decision to delay the initiation of its planned CTP-354 Phase 2 clinical trials. Concert intends to conduct additional non-clinical studies to further characterize CTP-354 and assess its development profile. The Company had previously planned to initiate a Phase 2 program in 2014 in parallel with the ongoing non-clinical evaluation. CTP-354 is being developed as a potential non-sedating treatment for spasticity in patients with spinal cord injury and with multiple sclerosis.

In October, the Company reported positive Phase 1 multiple ascending dose results of CTP-354, demonstrating high levels of GABAA receptor occupancy, highly favorable pharmacokinetics and a half-life that supports once daily dosing. In addition, no sedation or ataxia was observed with CTP-354 in this study. CTP-354 has been assessed in more than 100 healthy volunteers and treatment was generally well tolerated with no serious adverse events.

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Concert Reports Third Quarter 2014 Financial Results, Page 2

CTP-499 for Diabetic Nephropathy

At the upcoming American Society of Nephrology’s annual Kidney Week meeting, the Company will present additional Phase 2 biomarker data relating to CTP-499, an investigational anti-fibrotic therapy targeting diabetic nephropathy. An assessment of a broad panel of biomarkers suggests a protective effect that may slow disease progression following 48 weeks of treatment with CTP-499. In addition, the Company intends to initiate a special protocol assessment discussion with the U.S. Food and Drug Administration (FDA) by year-end 2014 for potential future Phase 3 development of CTP-499. Concert intends to seek a partner to advance the development of CTP-499 in diabetic nephropathy.

Partnered Clinical Programs

•	AVP-786 for Neurologic and Psychiatric Disorders. In August 2014, Concert’s collaborator, Avanir Pharmaceuticals, initiated a Phase 2 clinical trial assessing the safety and efficacy of AVP-786 (deuterated dextromethorphan and ultra-low dose quinidine) for the adjunctive treatment of major depressive disorder. As a result, Concert earned a $2 million milestone associated with the clinical progression of AVP-786. In addition, Avanir has stated that it plans to replace its dextromethorphan clinical candidate with AVP-786 in a Phase 3 trial for agitation in patients with Alzheimer’s disease, subject to the outcome of a planned end of Phase 2 FDA meeting.

•	JZP-386 for Narcolepsy. In July 2014, Jazz Pharmaceuticals and Concert initiated a Phase 1 clinical trial designed to assess the safety, pharmacokinetics and pharmacodynamics of JZP-386 (deuterated sodium oxybate) in healthy volunteers. Enrollment in the Phase 1 clinical trial of JZP-386 was completed during the third quarter.

•	CTP-730 for Inflammatory Disease. In September 2014, Concert initiated a Phase 1 clinical trial to evaluate single ascending doses of CTP-730 and to assess safety, tolerability and pharmacokinetics in healthy volunteers under its collaboration with Celgene. The multiple ascending dose Phase 1 clinical trial is expected to begin in 2015.

Third Quarter 2014 Financial Results

Revenue was $4.4 million for the quarter ended September 30, 2014, compared to $0.7 million for the corresponding quarter in 2013, an increase of $3.7 million. The increase in revenue was primarily due to a $2.0 million development milestone earned under our collaboration agreement with Avanir in August 2014 as well as a $1.2 million increase in revenue for services performed under our Jazz Pharmaceuticals collaboration agreement.

Research and development expenses were $8.6 million for the quarter ended September 30, 2014, compared to $5.7 million for the quarter ended September 30, 2013, an increase of $2.9 million. This increase was primarily attributable to increased expenses under our agreement with Jazz Pharmaceuticals, which increased by $1.8 million as a result of the Phase 1 trial with JZP-386, which began during the quarter ended September 30, 2014. In addition, expenses associated with CTP-354 increased by $0.7 million as a result of the Phase 1 clinical trials performed during the quarter ended September 30, 2014.

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Concert Reports Third Quarter 2014 Financial Results, Page 3

General and administrative expenses were $3.5 million for the quarter ended September 30, 2014, compared to $2.1 million for the same period in 2013. The increase in general and administrative expenses was primarily related to expenses associated with operating as a public company.

For the quarter ended September 30, 2014, the net loss applicable to common stockholders was $7.8 million, or $0.43 per share, compared with a net loss applicable to common stockholders of $7.2 million, or $5.59 per share, for the quarter ended September 30, 2013.

Cash, cash equivalents and investments as of September 30, 2014 totaled $89.9 million.

Conference Call and Webcast

The company will host a conference call and webcast today at 8:30 a.m. EST to provide an update on the company and discuss third quarter financial results. To access the conference call, please dial (855) 354-1855 (U.S. and Canada) or (484) 365-2865 (International) five minutes prior to the start time.

A live webcast of Concert’s presentation may be accessed in the Investors & Media section of the company’s website at www.concertpharma.com. Please log on to the Concert website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Concert’s website for three months.

– Financial Tables to Follow –

Concert Reports Third Quarter 2014 Financial Results, Page 4

Concert Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue:
License and research and development revenue	$2,418	$681	$5,266	$21,995
Milestone revenue	2,000	—	2,000	2,000

Total revenue	4,418	681	7,266	23,995

Operating expenses:
Research and development	8,569	5,668	20,406	16,460
General and administrative	3,457	2,129	8,713	6,366

Total operating expenses	12,026	7,797	29,119	22,826

(Loss) income from operations	(7,608)	(7,116)	(21,853)	1,169
Interest and other expense, net	(224)	(11)	(919)	(1,310)

Net loss	$(7,832)	$(7,127)	$(22,772)	$(141)

Accretion on redeemable convertible preferred stock	—	(100)	(55)	(296)

Net loss applicable to common stockholders	$(7,832)	$(7,227)	$(22,827)	$(437)

Net loss per share applicable to common stockholders—basic and diluted	$(0.43)	$(5.59)	$(1.52)	$(0.34)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	18,098	1,293	15,046	1,291

Concert Pharmaceuticals, Inc.

Summary Balance Sheet Data

(in thousands)

	September 30, 2014	December 31, 2013
Cash and cash equivalents	$23,436	$9,638
Investments, available for sale	66,484	23,039
Working capital	72,927	18,128
Total assets	95,736	39,773
Deferred revenue	16,894	19,631
Loan payable, net of discount	9,120	14,919
Redeemable convertible preferred stock	—	112,244
Total stockholders’ equity (deficit)	$63,002	$(112,104)

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Concert Reports Third Quarter 2014 Financial Results, Page 5

About Concert

Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability or efficacy. The company is developing a broad pipeline targeting CNS disorders, renal disease, inflammation and cancer. For more information, please visit www.concertpharma.com.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about the success of any non-clinical studies or clinical trials for CTP-354 or our expectations for clinical development of our therapeutic candidates and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.

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